EXHIBIT 3.1
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                          SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  GENUS, INC.

                                       I.

     The name of this corporation is:   GENUS, INC.

                                       II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     This Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is 102,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 2,000,000. The number of shares of Common Stock which this corporation is authorized to issue is 100,000,000.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

                                       IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.


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